Exhibit 99.1

UTSTARCOM GIVES UPDATED 2004 GUIDANCE

Company Raises Revenue and Net Income Guidance

Gives Revised EPS Guidance Reflecting Impact of Equity Offering

ALAMEDA, Calif., January 9, 2004— UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP access networking and services, today revised its financial guidance for 2004, raising its revenue guidance, and reflecting the impact of the revised share calculation associated with the equity offering on GAAP Earnings Per Share.

“We are extremely pleased with our improved revenue and net income guidance and with the equity offering we announced yesterday,” said Mike Sophie, chief financial officer of UTStarcom.  “While there is some potential dilution associated with the offering, we are quite pleased that are also able to lessen the impact with healthier operating results.  In addition, we hope to put the cash we raised to use throughout 2004 to create even more value for our shareholders.”

Revised 2004 Guidance:

•                  Revenue of $2.5-$2.55 billion, an increase of $50-$100 million, versus previous guidance of $2.4-$2.5 billion

•                  Gross Margin guidance remains 30%-32%

•                  Increase in Operating Income of $15-$30 million

•                  Impact of the equity offering

•                  12.1 million additional shares

•                  Interest income of $7 million

•                  $0.10 EPS dilution

•                  Increase in Net Income of $15-$25 million

•                  GAAP EPS guidance of $1.87-$1.92 versus previous guidance of $1.92-$1.95

The Company will give additional details on 2004 guidance on the earnings conference call scheduled for January 22, 2004.

reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. UTStarcom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

Company Contacts

Michael J. Sophie	Chesha Kamieniecki
Vice President of Finance, CFO	Investor Relations Manager
UTStarcom, Inc.	UTStarcom, Inc.
510-749-1510	510-749-1560